Pricing Supplement No. 34  Dated February 19, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 24(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount: $5,000,000

CUSIP:  61687Y BD8

Trade Date: February 19, 1997

Settlement Date: February 26, 1997

Maturity Date: February 26, 2007

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars:   N/A

Exchange Agent:  N/A

Price to Public (Issue Price):  100%

Net Proceeds to Issuer:  99.95%

Interest Rate (per annum): Initially 3-month LIBOR+0.50% up to but excluding February 26, 1999; thereafter the coupon will be fixed at 8.00% per annum (as described below). Intermediation calculations rounded to five decimal places; coupon rounded to three decimal places.

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X)   LIBOR (Telerate) *      (  )  Other:
     (  )  Prime Rate

* Interest rate up to but excluding February 26, 1999 shall be floating at 3-month LIBOR+0.50%

* Interest rate beginning on February 26, 1999 through but excluding February 26, 2007 shall be fixed at a rate of 8.00%.

Interest Payment Date(s):  May 26th, August 26th, November 26th,
February 26th of each year commencing May 26, 1997.

Record Date(s):  (X)  The fifteenth day (whether or not a
               Business Day) next preceding each Interest Payment
               Date
                 (  )  Other

Initial Interest Rate Per Annum: Rate on the second Business Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (  )  Semi-Annual
(  )  Monthly    (X)  Quarterly  (30/360 with no adjustment to
period end date for calculation purposes)

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly
     (X) Quarterly (30/360 with no adjustment to period end date for calculation purposes)
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the
Prospectus Supplement:   Second Business Day preceding the
Interest Reset Date.

Interest Reset Date, if other than stated in the Prospectus
Supplement:   26th of each February, May, August and November
(whether or not a Business Day) beginning on February 26, 1997 up to but excluding February 26, 1999. Beginning on February 26, 1999 the coupon will be fixed at 8.00%.

Interest Calculation:
     (X )  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): + 0.50%      Spread Multiplier:  N/A

Index Maturity:  3 month              Index Currency:   N/A

Maximum Interest Rate:  N/A      Minimum Interest Rate:  N/A

Calculation Date if other than stated in the Prospectus
Supplement:  N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:   (X)  30/360 (with no adjustment to period end
date for calculation purposes)
                   (  )  Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
          (   )  Certificated Note

Denomination: $250,000 with $50,000 integral multiples thereafter.

Redemption:
(   )  The Notes may not be redeemed prior to stated maturity.
(X) The Notes may not be redeemed prior to February 26, 1999. The notes may be redeemed at the option of the Company upon at least 15 calendar days notice, in whole but not in part, on February 26, 1999 and each Interest Payment Date thereafter (subject to Business Day convention described in the Prospectus Supplement) at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption.

Optional Redemption Date(s):  February 26, 1999 and each Interest
Payment Date thereafter (subject to Business Day convention described in the Prospectus Supplement)

Initial Redemption Date:  February 26, 1999
Initial Redemption Percentage: See above  (subject to Business
Day convention described in the Prospectus Supplement)
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration: N/A

Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule:  N/A

Original Issue Discount:   N/A

     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  First Trust of New York, National Association
                        (  )  Morgan Guaranty Trust Company of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

     The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities
Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.